Exhibit 99.1

Thinking Out-of-the-Box: Home Bistro, Inc.’s Inaugural Clubhouse Investor Conference Call

Who are we – Home Bistro 2.0? And what is our strategy as we take increasing share of the rapidly growing multi-billion-dollar ready-made meal delivery market.

Wednesday, February 24, 2021, 11:00amET

     Conference Call Link: Speaker Zalmi Duchman:    https://www.joinclubhouse.com/event/MwW07KVY

 Forward-Looking Statements Disclaimer

Good morning, I am Zalmi Duchman, CEO of Home Bistro. I want to thank you for joining us for Home Bistro’s first Clubhouse Investor Conference Call. I am very excited to be using this new and innovative platform for our investor call. I believe we are one of the first, if not the first, CEO of a publicly traded company to see the utility of a platform like this applied to an investor call. The purpose of our call today is to provide some insight into Home Bistro for those of you who are new to the company. I’ll also review our milestones from 2020 and into 2021 and discuss our strategy to increase market share in the rapidly growing, multi-billion-dollar, ready-made meal segment of the home delivery market. One quick housekeeping note – Like traditional investor calls, please hold questions until the end of my prepared remarks when we will open the call up for Q&A. And also, before we begin, as customary and required, I would like to read our Safe Harbor disclaimer:

During this call, the management of Home Bistro, Inc. may make comments that may be deemed to be "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include risks associated with the company’s business involving the company’s products, development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. Home Bistro assumes no obligation to update any forward-looking information with respect to the announcements described herein.

I assumed the CEO position of Home Bistro approximately 3 years ago with the initial responsibility to institute improvements and reposition the company to become a leader in a fast-growing market. This repositioning included the launch of “Meal Delivery 2.0”, creating a one-stop destination for all of the consumer’s prepared, heat-to-eat choices. So why me? Allow me a moment to review my background.

I founded “The Fresh Diet” in 2005, which was one of the first companies in the freshly prepared, daily delivery category. We grew the business to approximately $30 million in annual revenue, becoming one of the largest players in the space, when The Fresh Diet was ultimately acquired in 2014. While growing The Fresh Diet, we received numerous honors, including making Inc. magazine’s 500 list in 2010, 11 and 12, and the Forbes Top 20 Most Promising U.S. Companies List in 2011 and 2012. I was also personally nominated as an Ernst & Young Entrepreneur of the Year in both 2009 and 2011 and was named by The Miami Herald as one of Miami’s leading 20 under 40. As a result, my partner and VP of Operations, Carlo Ricci, and I are considered pioneers in the direct-to-consumer, home meal delivery business.

After The Fresh Diet was acquired, I remained active in the industry, publishing numerous articles in the Food Tech sector; however, I was never a good spectator. As the meal delivery sector was rapidly evolving, I was still hungry for the right opportunity – I had ideas how to make an even bigger, more exciting impact on the industry with an overall vision to BUILD A FAMILY OF BRANDS.

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The industry

The global ready-made meal delivery market is large and growing rapidly, with positive business characteristics that are drawing attention and validation by major, multi-national food companies. Brandessence Market Research and Consulting estimates this industry segment to grow over 17% annually reaching nearly $12 billion by 2027 from over $4 billion last year 2020.

Home-delivered heat-to-eat meals over the last decade have been gaining popularity with healthier and more convenient meal options, and purveyors adopting more sophisticated freezing techniques. However, the COVID-19 pandemic, which significantly restricted access to restaurants and, at times, under-stocked supermarkets, has led to an acceleration in demand for restaurant quality, healthy food delivered directly to consumers’ doorsteps.  This trend is developing into a lifestyle as consumers become acclimated to the convenience of minimal preparation and clean-up and the quick access to restaurant quality meals at attractive prices in the comfort of their own homes.

The home-delivered, heat-to-eat market segment has major competitive advantages over the raw ingredients, meal kit segment. For example, Home Bistro enjoys relatively low meal production costs, low cap-ex, high average order values, low ratio of customer acquisition cost to lifetime value and logistical advantages.

Interestingly, however, this segment is highly fragmented with operators averaging annual revenue between $1 to $10 million, but unable to scale beyond this level due to a lack of working capital, management skills and sound strategic planning and operational inefficiencies. So, while the outlook for the prepared meal delivery segment is extremely positive, it is only for those few companies with business acumen, creativity, sense of urgency and funding that will be able to seize this incredible opportunity to achieve scale quickly and efficiently through organic growth as well as strategic acquisition.

Nothing validates this trend better than the M&A activity involving prepared meal companies - Nestle’s recent acquisition of Freshly valued at up to $1.5 billion and HelloFresh’s acquisition of Factor75, for $277 million.

What has been changed over the last 2+ years since we’ve arrived at Home Bistro and what milestones have been accomplished during 2020 through the first 2 months of 2021?

To position Home Bistro to seize the market opportunity, I made numerous strategic changes:

•	Transitioned it to a publicly traded entity in April 2020 in order to gain better access to growth capital through the capital markets, as well as to achieve heightened visibility for our company and liquidity for its shareholders.

•	Established a knowledgeable, supportive and hands-on Board of Directors.

•	Reorganized our in-house customer sales and support reps.

•	In late December 2020, we rolled out our new website with easier-to-navigate user interface, faster loading times and higher quality product images, which enhanced the customer experience.

•	We invested in creating new visual assets for the site and online ads, as we’ve launched the Company’s most aggressive marketing campaign to date – utilizing varied digital marketing strategies.

•	Most important of these milestones, was the establishment of our in-house kitchen and fulfillment operations; eliminating the need for 3rd party co-packers. By managing our own food production and fulfillment, Home Bistro is in a position to improve its competitive position, while expanding gross margins on prepared meals. Furthermore, it will allow us to better execute on our strategy by having significantly greater flexibility to create and introduce new menu items and react to a dynamic marketplace and direct oversight on quality control.

•	Lastly, in 2020 we developed and launched our Meal Delivery 2.0. strategy and are now executing on establishing Home Bistro as the only one-stop, home meal delivery platform dedicated to providing unique culinary experiences inspired by celebrity chefs.

Defining Meal Delivery 2.0

Home Bistro is a family of high quality, direct-to-consumer, ready-made, healthy gourmet meals at www.homebistro.com and as we have evolved, so too has our mission – It is our plan to lead the next generation of heat-to-eat food delivery by augmenting our restaurant quality meals with cuisine created by culinary experts.

To that end, in late 2020 we introduced “Meal Delivery 2.0” - the first-to-market virtual “Bistro Emporium” whereby Home Bistro is now becoming a destination for discerning consumers seeking all types of healthy and delicious gourmet cuisines, inspired and created by some of the world’s greatest celebrity chefs. Upon arriving on the Home Bistro website, a consumer will be able to easily navigate through its virtual “Bistro Emporium” and cross select from a wide variety of delicious and healthy gastronomic selections, each created by a celebrity chef. As of today, Home Bistro offers one of the largest and most diverse menus in the industry with a selection of over 50 unique meals and growing.

Partnering with accomplished Celebrity Chefs from around the globe, we are able to offer unique & creative specialties – a taste-sensational meal that is NOT SO EASY TO REPLICATE AT HOME. Our goal is to be the “go-to” destination, in the lesser crowded “blue ocean” of higher margin, ready-made, gourmet meals. Most of the independent players compete in a “red ocean” of lower quality, lower priced and lower margin niches such as weight-loss, vegan, paleo, etc.

Our first exclusive Celebrity Chef partnership was with Cat Cora – the first woman inducted into The Culinary Hall of Fame and best known for becoming the first female Iron Chef on Food Network’s hit show, Iron Chef America. Ms. Cora has been featured on numerous television shows. She’s also opened 18 restaurants and has a reputation for focusing on health, wellness, and sustainability. She is considered the 313th most popular contemporary TV personality with over 410,000 Twitter followers.

We began rollout of the Cat Cora line with 10 meals in December 2020 and doubled her menu selection to 20 meals in January, and the response has been very encouraging.

To follow that, just yesterday, we announced a partnership with our second exclusive celebrity chef – Daina Falk, author of “The Hungry Fan’s Game Day Cookbook”. We are jointly developing a line of “game day” gourmet meals inspired by her passion for sports which will be marketed exclusively through Home Bistro at homebistro.com. Chef Daina grew up around professional athletes, many of whom were clients of her legendary sports agent father, David Falk. Chef Daina has a wide following on Twitter, interested in her crowd-pleasing tailgate food which she will now bring to Home Bistro.

It is our plan to have at least 5 celebrity chiefs by the end of 2021 – 2 of whom we are proud to say have already joined our team. We are currently engaged in active discussions at various stages, with other interested high-profile celebrity chefs.

Competitive Advantages

We operate in a highly fragmented market dominated by DIY meal kit companies and firms offering uninspired basic recipes… AND, in fact, our business model is a bit of an outlier in the industry due to our emphasis on high-quality gourmet meals offering diverse menu of more than 50 single or combo meals inspired and created by celebrity chefs. As a result, while these meals are more expensive, we do not require minimum purchases or subscriptions. Moreover, by partnering with celebrity chefs, the opportunity to eat a celebrity chef’s creation is more than worth the extra price.

Our diners praise Home Bistro’s quality, ease of prep, and range of healthy, all-natural gourmet meal options. In December, Rolling Stone Magazine named Home Bistro to it ‘Top Holiday Meal Delivery Service’ list and in January, we were named to GQ Magazine’s ‘Best Meal Delivery’ List. We have also received positive reviews by the all-important senior customers who note Home Bistro offerings include diabetic friendly, vegetarian, lower sodium, gluten free, paleo, and low-carb options. Plus, we received an incredibly favorable review on MealDeliveryExperts.com, in its 2021 Review, earning 4.5 stars.

Consequently, Home Bistro is enjoying significant sales momentum as we recently announced that our online orders for its ready-made gourmet meals increased by approximately 289% in 4Q20.

Going Forward Strategy

Going forward, we plan to achieve several developmental milestones during 2021, and these are in no particular order:

1.	We plan to make adjustments to our product packaging that will have a marked enhancement to our customer experience, while potentially lowering costs.
2.	Through new technology, we are exploring the potential for transitioning from ‘fresh-frozen’ meals to “fresh” meals, further enhancing the customer experience.
3.	As mentioned earlier, we have in sight several additional celebrity chefs we hope to add as partners, some of whom may have country or regional-chef expertise. As a result, we anticipate additional menu selections.
4.	With heightened activity, there may be an opportunity to open a second kitchen and fulfillment operation in a strategic location that would enhance our ability to service our customers while providing opportunities to enhance margins.
5.	Finally, as our strategic initiatives gain momentum, we plan to further expand our marketing, advertising and social media reach. This would entail enhancing our digital assets, optimizing our web and e-commerce presence, possibly integrating additional distribution channels and potentially introduce some novel and exciting value-added video-content.

In Summary

In summary, the market we are addressing is large with favorable tailwinds. Home Bistro has a unique menu offering that is delicious and convenient. Our operations and systems have been upgraded and streamlined to handle growth and we have recently deployed a multi-faceted marketing strategy that is aggressive and scalable.

With that, I would like to open the conference call up to questions.

Caller: Congratulations on experimenting with this platform for the call - Very useful for investors and congrats on the new celebrity chef you announced yesterday. What is your expectation going forward of the sales mix in terms of celebrity chef meals versus other Home Bistro meals?

Zalmi: Thank you and great question. We are a crowd-pleaser at the core, and have built the infrastructure to react quickly to the needs of our customers and market trends. While we add celebrity chefs and increase menu diversity which would likely represent a growing percentage of our revenues, we cannot rule out the strength of our other product lines – these meals have been around for quite some time and customers love them. Ultimately, our mission is to be responsive to our customers as we offer unique and healthy cuisine variety.

Caller: My question comes in 2 parts….What is the most significant macro trend you see developing in the industry and any micro trends you are witnessing at specifically at Home Bistro?

Zalmi: Macro trend – Companies who never before had to move direct to Consumer due to the pandemic. I don’t believe that trend won’t end.

As to Home Bistro – We are seeing more Corporate orders – Zoom meeting providing lunch and dinner for a company’s participants – we see orders for 50+ at a time being shipped around the country. There is even a larger move seeing customers “ordering for others” such as gifts and more regularly for elderly family members. We anticipate the move to order for the Senior demographic initially due to pandemic, will only get larger over time.

Caller: Given the consolidation opportunities available in a fragmented market you noted earlier – as well as the fact that early on, your prior company was able to easily breakthrough the glass ceiling of $10 million in the revenue, would there ever be a circumstance that you would be interested in ever making an acquisition. And if so, what would be your investment criteria (what would you be looking for in an acquisition)?

Zalmi: Higher margin, higher return is my moto were I to consider an acquisition which must be highly additive to the operation and accretive to our valuation. And importantly shared values and corporate chemistry. I have successfully made several acquisitions in the past which were all additive to the operation. There is a big opportunity to consolidate in this space. So much efficiencies can be gained when consolidating since most companies have their own kitchens. We would look at the team, product line, customer base – intently and tactically analyze if that entity would fill any holes in our company as well as reviewing whether our infrastructure can be additive to theirs as well.

After completion of Q&A:

Thank you for your time and interest in our Company. I look forward to our next conference call. Given our time constraints, I was not able to get to all the questions on this call, so please feel free to reach out to me directly at zalmi@homebistro.com

Have a good day.